UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 3, 2007

Tekoil & Gas Corporation
(Exact name of registrant as specified in its charter)

Delaware	0-52100	34-2035350
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

25050 I-45 North, Suite 528, The Woodlands, Texas 77380
(Address of principal executive offices, including Zip Code)

(281) 304-6950
(Registrant's Telephone Number, including Area Code)

_______________________________________________________________
(Former name, former address and former fiscal year, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

As previously reported, on November 13, 2006, the Company executed a Purchase and Sale Agreement (the “Purchase Agreement”) with Masters Resources, LLC, and Masters Oil and Gas, LLC (together the “Sellers”), pursuant to which the Company’s subsidiary, Tekoil and Gas Gulf Coast, LLC, a Delaware limited liability company (the “Subsidiary”) acquired (the “Masters Acquisition”) four properties, consisting of interests in Trinity Bay, Redfish Reef, Fishers Reef, and North Point Bolivar Fields, located in Galveston and Chambers Counties in the Galveston Bay, Texas (the “Properties”). The Purchase Agreement was subsequently amended several times, and the Masters Transaction closed on May 11, 2007.

Also as previously reported, the cash portion of the consideration to the Sellers was paid with $30 million of a $50 million Senior Secured Credit Facility (the “Loan”) arranged by Goldman Sachs E & P Capital, a division of Goldman Sachs & Co. The terms of the Loan were set forth in a Credit and Guaranty Agreement dated as of May 11, 2007 (the “Credit Agreement”), by and among the Subsidiary, the Company and the other Guarantors (defined therein) party thereto from time to time, the Lenders (defined therein) party thereto from time to time, J. Aron & Company, as Lead Arranger and as Syndication Agent, and J. Aron & Company, as Administrative Agent for the Lenders. A copy of the Credit Agreement was filed as Exhibit 10.29 to the Company’s amended current report on Form 8-K/A filed on May 23, 2007.

On July 3, 2007, the Subsidiary, the Company, the Lenders, J. Aron & Company, as Lead Arranger and as Syndication Agent, and J Aron & Company, as Administrative Agent for the Lenders, entered into Amendment No. 1 and Waiver with respect to the Credit Agreement (“Amendment No. 1”). Amendment No. 1 amended the Credit Agreement by providing an additional loan thereunder to the Subsidiary in the amount of $6,752,200 (the “July 2007 Uncommitted Loan”). The purposes of the July 2007 Uncommitted Loan are (i) to enable the Subsidiary to meet the requirements of Amegy Bank National Association (“Amegy”) for the issuance to the Subsidiary of an Irrevocable Documentary Blanket Letter of Credit in favor of the Texas Railroad Commission with respect to the Properties, and (ii) to pay related expenses, costs and fees. Amendment No. 1 sets forth additional terms with respect to the July 2007 Uncommitted Loan. Amendment No. 1 also amends the Credit Agreement to change the insurance requirements applicable to the Subsidiary and to extend the date on which the Subsidiary is required to provide certain title opinions.

In addition, in Amendment No. 1, the Lenders waived the following events of default under the Credit Agreement: (i) the Subsidiary’s failure to furnish timely certain title opinions required by the Credit Agreement; and (ii) the Subsidiary’s failure to provide bonds and/or letters of credit in lieu of bonds with respect to the Properties for the Railroad Commission of Texas prior to June 11, 2007.

A copy of Amendment No. 1 is attached to this report as Exhibit 10.49 and incorporated herein by this reference.

In connection with Amendment No. 1, Amegy, the Subsidiary and the Administrative Agent entered into a letter agreement dated July 3, 2007, (the “Letter Agreement”) regarding the Assignment of Deposit Account dated July 3, 2007, between Amegy and the Subsidiary; and the Subsidiary submitted to Amegy an Application and Agreement for Irrevocable Standby Letter of Credit dated July 3, 2007. A copy of the Letter Agreement is attached to this report as Exhibit 10.50 and incorporated herein by this reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 10.49
Amendment No. 1 and Waiver dated as of July 3, 2007, by and among Tekoil and Gas Gulf Coast, LLC, the Company, and the other Guarantors (defined therein), the Lenders (defined therein), and J. Aron & Company, as Lead Arranger and as Syndication Agent, and J Aron & Company, as Administrative Agent for the Lenders. (filed herewith)

Exhibit 10.50	Letter Agreement dated July 3, 2007, by and among Amegy Bank National Association, Tekoil and Gas Gulf Coast, LLC, and J. Aron & Company. (filed herewith)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEKOIL & GAS CORPORATION

Date: July 10, 2007	By:	/s/ Gerald Goodman
Gerald Goodman
Chief Financial Officer